Exhibit 99.1

ALTRIA REPORTS 2014 FIRST-QUARTER RESULTS;
REVISES 2014 FULL-YEAR REPORTED EPS GUIDANCE AND REAFFIRMS 2014 FULL-YEAR ADJUSTED EPS GUIDANCE

▪	Altria’s 2014 first-quarter reported diluted earnings per share (EPS) decreased 14.5% to $0.59, as comparisons were affected by special items.

▪	Altria’s 2014 first-quarter adjusted diluted EPS, which excludes the impact of special items, increased 5.6% to $0.57.

▪	Altria revises its 2014 full-year reported diluted EPS guidance from a range of $2.51 to $2.58 to a range of $2.53 to $2.60.

▪	Altria reaffirms its 2014 full-year adjusted diluted EPS guidance to be in a range of $2.52 to $2.59, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.38 in 2013.
RICHMOND, Va. - April 24, 2014 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2014 first-quarter business results, revised its 2014 full-year guidance for reported diluted EPS and reaffirmed its 2014 full-year guidance for adjusted diluted EPS.
“During the first quarter, Altria grew adjusted diluted EPS by 5.6% behind the strength of our core tobacco businesses and their leading premium brands,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “Our smokeable and smokeless products segments grew their adjusted operating companies income and expanded margins.”
“We also continued to make disciplined investments to grow new income streams with innovative products,” said Mr. Barrington. “In e-vapor, Nu Mark will begin its national launch of MarkTen in June. Nu Mark also closed the Green Smoke acquisition earlier this month.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on April 24, 2014 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In February 2014, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.48 per common share. The current annualized dividend rate is $1.92 per common share. As of April 17, 2014, Altria’s annualized dividend yield was 5.0%. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the first quarter of 2014, Altria repurchased approximately 7.5 million shares of its common stock at an average price of $35.98 for a total cost of approximately $272 million. Altria has approximately $185 million remaining in the current $1 billion program, which it expects to complete by the end of the third quarter of 2014. The timing of share repurchases depends upon marketplace conditions and other factors. The program remains subject to the discretion of the Board.
Innovative Products
During the first quarter of 2014, Altria and its companies continued to invest in innovative products to grow new income streams. In June, Nu Mark LLC (Nu Mark) will begin its rolling national launch of MarkTen e-cigarettes. Earlier this month, Nu Mark completed its acquisition of the e-vapor business of Green Smoke, Inc. and its affiliates. The acquisition complements Nu Mark’s capabilities and enhances its competitive position by adding significant e-vapor experience, broadening Nu Mark’s product offerings and strengthening its supply chain capabilities.
Interest Income Related to NPM Arbitration Panel Decision
In the first quarter of 2014, Philip Morris USA Inc. (PM USA) recorded approximately $64 million of interest income related to the previously disclosed decision by the arbitration panel presiding over the non-participating manufacturer (NPM) adjustment dispute for 2003. In September 2013, the arbitration panel determined that six of 15 states failed to diligently enforce laws that require escrow payments from the cigarette manufacturers that have not signed the 1998 Master Settlement Agreement (NPM Arbitration Panel Decision).
2014 Full-Year Guidance
Altria has revised its guidance for 2014 full-year reported diluted EPS from a range of $2.51 to $2.58 to a range of $2.53 to $2.60 to reflect the impact of interest income related to the NPM Arbitration Panel Decision. The forecast also reflects estimated SABMiller plc (SABMiller) special items.
Altria reaffirms its guidance for 2014 full-year adjusted diluted EPS, which excludes the special items shown in Table 1, to be in a range of $2.52 to $2.59, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.38 in 2013. Altria expects stronger adjusted diluted EPS growth in the second half of the year compared to the first half driven by various factors. These include lower fourth-

quarter costs in the smokeable products segment due to the end of the quota buyout payments and a significantly lower fourth-quarter effective tax rate on operations compared to the fourth quarter of 2013 resulting from Altria’s 2013 debt tender offer.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.53	to	$2.60	$2.26	12%	to	15%
NPM Adjustment Items [1]			(0.02)	(0.21)
Tobacco and health judgments			—	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.52	to	$2.59	$2.38	6%	to	9%
1 Full-year 2013 reflects the impact of PM USA’s settlement with certain states and territories of the NPM adjustment disputes for 2003-2012 (NPM Adjustment Settlement) and the NPM Arbitration Panel Decision. Full-year 2014 reflects the impact of interest income related to the NPM Arbitration Panel Decision.
Altria expects that its 2014 full-year reported effective tax rate and effective tax rate on operations will be approximately 34.9%.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, tobacco and health judgments, and settlements of, and determinations made in connection with, certain NPM adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that these adjusted measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s reportable segments are smokeable products, manufactured and sold by PM USA and John Middleton Co. (Middleton); smokeless products, manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Altria’s 2014 first-quarter net revenues were essentially unchanged as lower gains on asset sales at Philip Morris Capital Corporation (PMCC) were offset by higher net revenues in the smokeless products segment. Altria’s revenues net of excise taxes increased 0.9% to $4.0 billion.
Altria’s 2014 first-quarter reported diluted EPS decreased 14.5% to $0.59 primarily driven by lower OCI in the smokeable products segment resulting from the NPM Adjustment Settlement in the first quarter of 2013. Lower gains on asset sales at PMCC and lower earnings from Altria’s equity investment in SABMiller (principally due to gains from common stock issuances by SABMiller in the first quarter of 2013) also negatively affected reported diluted EPS in the first quarter. These factors were partially offset by interest income related to the NPM Arbitration Panel Decision, lower interest expense and higher OCI in the smokeless products segment.
Altria’s 2014 first-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, increased 5.6% to $0.57 primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and lower interest and other debt expense. These factors were partially offset by lower gains on asset sales at PMCC and lower earnings from Altria’s equity investment in SABMiller (principally due to gains from common stock issuances by SABMiller in the first quarter of 2013).

Table 2 - Altria’s Adjusted Results

	First Quarter
	2014	2013	Change
Reported diluted EPS	$0.59	$0.69	(14.5)%
NPM Adjustment Items	(0.02)	(0.15)
Adjusted diluted EPS	$0.57	$0.54	5.6%

NPM Adjustment Items
NPM Adjustment Items affected comparisons of Altria’s first-quarter reported diluted EPS. For the first quarter of 2014, PM USA recorded approximately $64 million, or $0.02 per share, of interest income related to the NPM Arbitration Panel Decision. For the first quarter of 2013, PM USA recorded a reduction to cost of sales of $483 million, or $0.15 per share, related to the NPM Adjustment Settlement. The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedule 4.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong adjusted OCI and adjusted OCI margin growth in the first quarter of 2014 primarily through higher pricing. PM USA grew Marlboro’s retail share and its retail share of the total cigarette category.
The smokeable products segment’s 2014 first-quarter net revenues were essentially unchanged as lower reported shipment volume was offset by higher pricing. Revenues net of excise taxes increased 1.2%.
The smokeable products segment’s 2014 first-quarter reported OCI decreased 20.3% primarily due to the NPM Adjustment Settlement in the first quarter of 2013 and lower reported shipment volume, partially offset by higher pricing. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 6.4% and adjusted OCI margins expanded by 2.2 percentage points to 44.1%. Revenues and OCI for the smokeable products segment are summarized in Table 3.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2014	2013	Change
Net revenues	$4,958	$4,968	(0.2)%
Excise taxes	(1,474)	(1,524)
Revenues net of excise taxes	$3,484	$3,444	1.2%

Reported OCI	$1,531	$1,920	(20.3)%
NPM Adjustment Settlement	—	(483)
Asset impairment, exit and implementation costs	2	1
Tobacco and health judgments	3	5
Adjusted OCI	$1,536	$1,443	6.4%
Adjusted OCI margins [1]	44.1%	41.9%	2.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2014 first-quarter reported domestic cigarettes shipment volume decreased 2.5%, primarily due to the industry’s decline, partially offset by changes in trade inventories and retail share gains. PM USA’s first-quarter OCI and reported shipment volume benefited from modestly higher wholesale inventories compared to the same period last year; PM USA expects wholesale inventory levels to moderate during the year. When adjusted for trade inventory changes, PM USA estimates that its first-quarter domestic cigarettes shipment volume decreased approximately 3.5% and that total cigarette category volume declined approximately 4% for the same period. PM USA’s cigarette volume performance is summarized in Table 4.
Middleton’s 2014 first-quarter reported cigars shipment volume was essentially unchanged. Middleton’s volume performance for machine-made large cigars is summarized in Table 4.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2014	2013	Change
Cigarettes:
Marlboro	24,816	25,435	(2.4)%
Other premium	1,629	1,782	(8.6)%
Discount	2,304	2,284	0.9%
Total cigarettes	28,749	29,501	(2.5)%

Cigars:
Black & Mild	270	269	0.4%
Other	4	4	—%
Total cigars	274	273	0.4%

Total smokeable products	29,023	29,774	(2.5)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro gained 0.2 retail share points in the first quarter of 2014. PM USA grew its total retail share by 0.2 share points due to gains by Marlboro, and L&M in Discount, partially offset by share losses on other portfolio brands. PM USA’s cigarette retail share performance is summarized in Table 5.
In the machine-made large cigars category, Black & Mild gained 0.3 share points for the first quarter of 2014. Middleton’s retail share performance is summarized in Table 5.

Table 5 - Smokeable Products: Retail Share (percent)

	First Quarter
	2014	2013	Percentage point change
Cigarettes:
Marlboro	43.8%	43.6%	0.2
Other premium	2.9	3.1	(0.2)
Discount	4.0	3.8	0.2
Total cigarettes	50.7%	50.5%	0.2

Cigars:
Black & Mild	28.2%	27.9%	0.3
Other	0.2	0.2	—
Total cigars	28.4%	28.1%	0.3
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment grew 2014 first-quarter OCI primarily through higher volume. USSTC grew Copenhagen and Skoal’s combined volume and retail share.
The smokeless products segment’s 2014 first-quarter net revenues grew 6.4%, primarily driven by higher volume and higher pricing, partially offset by higher promotional spending. The smokeless products segment’s revenues net of excise taxes increased 5.8%.
The smokeless products segment’s 2014 first-quarter OCI increased 7.7% primarily driven by the factors discussed above. OCI margins for the smokeless products segment increased by 1.1 percentage points to 62.1%. Revenues and OCI for the smokeless products segment are summarized in Table 6.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	First Quarter
	2014	2013	Change
Net revenues	$415	$390	6.4%
Excise taxes	(30)	(26)
Revenues net of excise taxes	$385	$364	5.8%

Reported and Adjusted OCI	$239	$222	7.7%
Adjusted OCI margins [1]	62.1%	61.0%	1.1 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

For the first quarter of 2014, USSTC and PM USA’s combined reported domestic smokeless products shipment volume increased 5.9% primarily due to volume growth for Copenhagen, partially offset by volume declines for Skoal. USSTC and PM USA’s first-quarter reported shipment volume benefited from an extra shipping day that was partially offset by trade inventory movements related to changes in Skoal’s promotional strategy. Copenhagen and Skoal’s combined reported shipment volume increased 6.3%.
After adjusting for calendar differences and trade inventory changes, USSTC and PM USA estimate that their combined domestic smokeless products shipment volume grew approximately 4% for the first quarter, while smokeless products category volume grew approximately 5.5% over the last 12 months. Volume performance for the smokeless products segment is summarized in Table 7.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2014	2013	Change

Copenhagen	103.9	93.5	11.1%
Skoal	64.0	64.4	(0.6)%
Copenhagen and Skoal	167.9	157.9	6.3%
Other	18.2	17.8	2.2%
Total smokeless products	186.1	175.7	5.9%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.2 share points to 50.8% for the first quarter of 2014. Copenhagen’s retail share grew 1.5 share points, benefiting from Copenhagen Long Cut Wintergreen and other products introduced over the past several years. Skoal’s retail share declined 1.3 share points.
USSTC and PM USA’s combined smokeless products retail share for the first quarter of 2014 decreased 0.1 share point, as retail share losses for Skoal and Other portfolio brands were mostly offset by retail share gains for Copenhagen. Smokeless products retail share performance is summarized in Table 8.

Table 8 - Smokeless Products: Retail Share (percent)

	First Quarter
	2014	2013	Percentage point change

Copenhagen	30.2%	28.7%	1.5
Skoal	20.6	21.9	(1.3)
Copenhagen and Skoal	50.8	50.6	0.2
Other	4.1	4.4	(0.3)
Total smokeless products	54.9%	55.0%	(0.1)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
Ste. Michelle grew 2014 first-quarter net revenues by 2.4% and OCI by 10%, primarily due to improved premium mix. Revenues net of excise taxes increased 2.5%. Ste. Michelle’s OCI margins expanded by 1.2 percentage points to 17.7%. Revenues and OCI for the wine segment are summarized in Table 9.

Table 9 - Wine: Revenues and OCI ($ in millions)

	First Quarter
	2014	2013	Change
Net revenues	$129	$126	2.4%
Excise taxes	(5)	(5)
Revenues net of excise taxes	$124	$121	2.5%

Reported and Adjusted OCI	$22	$20	10.0%
Adjusted OCI margins [1]	17.7%	16.5%	1.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle’s 2014 first-quarter wine shipment volume grew 1.1% primarily driven by increased distribution of 14 Hands, partially offset by changes in trade inventories. Ste. Michelle’s reported shipment volume performance is summarized in Table 10.

Table 10 - Wine: Shipment Volume (cases in thousands)

	First Quarter
	2014	2013	Change

Chateau Ste. Michelle	573	530	8.1%
Columbia Crest [1]	192	227	(15.4)%
14 Hands	386	317	21.8%
Other [1]	552	611	(9.7)%
Total Wine	1,703	1,685	1.1%
1 Two Vines is no longer sold under the Columbia Crest brand. Effective January 1, 2014, shipment volume for Two Vines is included in “Other.” Prior-period shipment volume for Columbia Crest and Other have been adjusted to reflect this change.

Altria’s Profile
Altria owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen™ and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013.
These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2014	2013	% Change

Net revenues	$5,517	$5,528	(0.2)%
Cost of sales [1]	1,752	1,299
Excise taxes on products [1]	1,509	1,555
Gross profit	2,256	2,674	(15.6)%
Marketing, administration and research costs	463	462
Asset impairment and exit costs	2	—
Operating companies income	1,791	2,212	(19.0)%
Amortization of intangibles	5	5
General corporate expenses	52	55
Operating income	1,734	2,152	(19.4)%
Interest and other debt expense, net	153	261
Earnings from equity investment in SABMiller	(225)	(256)
Earnings before income taxes	1,806	2,147	(15.9)%
Provision for income taxes	631	762
Net earnings attributable to Altria Group, Inc.	$1,175	$1,385	(15.2)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.59	$0.69	(14.5)%

Weighted-average diluted shares outstanding	1,986	2,003	(0.8)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$4,958	$415	$129	$15	$5,517
2013	4,968	390	126	44	5,528
% Change	(0.2)%	6.4%	2.4%	(65.9)%	(0.2)%

Reconciliation:
For the quarter ended March 31, 2013	$4,968	$390	$126	$44	$5,528
Operations	(10)	25	3	(29)	(11)
For the quarter ended March 31, 2014	$4,958	$415	$129	$15	$5,517

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2014	$1,531	$239	$22	$(1)	$1,791
2013	1,920	222	20	50	2,212
% Change	(20.3)%	7.7%	10.0%	(100%)+	(19.0)%

Reconciliation:
For the quarter ended March 31, 2013	$1,920	$222	$20	$50	$2,212
NPM Adjustment Settlement - 2013	(483)	—	—	—	(483)
Implementation costs - 2013	1	—	—	—	1
Tobacco and health judgments - 2013	5	—	—	—	5
	(477)	—	—	—	(477)

Asset impairment and exit costs - 2014	(2)	—	—	—	(2)
Tobacco and health judgments - 2014	(3)	—	—	—	(3)
	(5)	—	—	—	(5)
Operations	93	17	2	(51)	61
For the quarter ended March 31, 2014	$1,531	$239	$22	$(1)	$1,791

	Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2014	2013
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,474	$1,524
Smokeless products	30	26
Wine	5	5
	$1,509	$1,555

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,075	$620
Smokeless products	3	3
	$1,078	$623

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$62	$58
Smokeless products	1	1
	$63	$59

[1] Amount includes a pre-tax credit of $483 million for the three months ended March 31, 2013 related to the NPM Adjustment Settlement.

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2014 Net Earnings	$1,175	$0.59
2013 Net Earnings	$1,385	$0.69
% Change	(15.2)%	(14.5)%

Reconciliation:
2013 Net Earnings	$1,385	$0.69

2013 NPM Adjustment Items	(311)	(0.15)
2013 Implementation costs	1	—
2013 Tobacco and health judgments	4	—
2013 SABMiller special items	9	—
Subtotal 2013 special items	(297)	(0.15)

2014 NPM Adjustment Items	41	0.02
2014 Asset impairment and exit costs	(1)	—
2014 Tobacco and health judgments	(3)	—
2014 SABMiller special items	(6)	—
Subtotal 2014 special items	31	0.02

Operations	56	0.03
2014 Net Earnings	$1,175	$0.59

2014 Net Earnings Adjusted For Special Items	$1,144	$0.57
2013 Net Earnings Adjusted For Special Items	$1,088	$0.54
% Change	5.1%	5.6%

		Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$3,620	$3,175
Inventories	1,970	1,879
Deferred income taxes	1,100	1,100
Other current assets	287	436
Property, plant and equipment, net	2,003	2,028
Goodwill and other intangible assets, net	17,227	17,232
Investment in SABMiller	6,734	6,455
Finance assets, net	1,874	1,997
Other long-term assets	591	557
Total assets	$35,406	$34,859

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$525
Accrued settlement charges	4,310	3,391
Other current liabilities	3,274	3,142
Long-term debt	13,992	13,992
Deferred income taxes	6,908	6,854
Accrued postretirement health care costs	2,156	2,155
Accrued pension costs	213	212
Other long-term liabilities	406	435
Total liabilities	31,259	30,706
Redeemable noncontrolling interest	34	35
Total stockholders’ equity	4,113	4,118
Total liabilities and stockholders’ equity	$35,406	$34,859

Total debt	$13,992	$14,517